                                                                  EXHIBIT 4.2(a)

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         This AMENDMENT NO. 1, dated as of May 28, 1999, is between VENATOR GROUP, INC., a New York corporation (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK, as Rights Agent (the "Bank").

         WHEREAS, the Company (formerly known as Woolworth Corporation) and the Rights Agent, entered into a Rights Agreement dated as of March 11, 1998 (the "Rights Agreement");

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement as set forth below;

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1.       AMENDMENT OF SECTION 1.

                  1. Section 1 of the Rights Agreement is amended by deleting the second sentence contained in the definition of "Acquiring Person" and substituting in lieu thereof the following:

                  "Acquiring Person" shall not include any Person who becomes an Interested Shareholder (an "Interested Shareholder") within the meaning of Section 912 of the NYBCL (i) solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company, unless and until such time as such Person or any Affiliate or Associate of such Person shall purchase or otherwise become (as a result of actions taken by such Person or its Affiliates or Associates) the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock other than pursuant to a Qualifying Offer, or (ii) pursuant to a Qualifying Offer;

                  2. Section 1 of the Rights Agreement is amended by adding thereto, following the definition of "Final Expiration Date" and prior to the definition of "Person", the following:

                           "Independent Director" shall mean any member of the Board of Directors of the Company who (i) is not, and has not within the last ten years been, an officer or employee of the Company, (ii) is not the Beneficial Owner of 5% or more of the Common Stock or an Affiliate or Associate of any such Beneficial Owner, and (iii) is not the Person (or an Affiliate or Associate thereof) who has made the tender offer which is the subject of Section 11(a)(ii) hereunder.

                  3. Section 1 of the Rights Agreement is amended by deleting the definition of "Qualified Offer" and substituting in lieu thereof, the following:

                           "Qualifying Offer" shall mean a tender offer as described in Section 11(a)(ii).

                  4. Section 1 of the Rights Agreement is amended by deleting the words "other than pursuant to a Qualified Offer" from the end of the sentence defining "Stock Acquisition Date."


         2.       AMENDMENT OF SECTION 11(a)(ii).

                  Section 11(a)(ii) of the Rights Agreement is amended by deleting such section in its entirety and substituting in lieu thereof the following:

                           (ii) In the event any Person (other than the Company,
                  any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan), alone or together with any of its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become an Interested Shareholder, unless the event causing the Person to become an Interested Shareholder is a transaction set forth in Section 13(a) hereof, or is an acquisition of shares of Common Stock pursuant to a tender offer for all outstanding shares of Common Stock which meets all of the following requirements:

                           (1) on or prior to the date such offer is commenced within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, such Person has, and has provided the Company, (a) with respect to any cash portion of the offer, firm written commitments from responsible financial institutions, which have been accepted by such Person or one of its Affiliates, to provide, subject only to customary terms and conditions (which shall in no event include conditions requiring access by such financial institutions to non-public information to be provided by the Company, conditions based on the accuracy of any information concerning the Company other than such as would be the subject of representations and warranties in a public financing by the Company, or conditions requiring the Company to make any representations, warranties or covenants in connection with such financing) funds for such offer which, when added to the amount of cash and cash equivalents which such Person or group then has available and has irrevocably committed in writing to the Company to utilize for purposes of the offer if consummated, and to keep available for such purposes until the offer is consummated or withdrawn, will be sufficient to pay for the cash portion of the consideration payable for all shares outstanding on a fully diluted basis and all related expenses and/or, as the case may be, (b) with respect to any securities portion of the offer, the opinion of a nationally recognized investment bank, ranking in the top ten United States domestic mergers and acquisitions advisors for the most recent year, jointly chosen by the Person and the Independent Directors, and which investment bank has not provided services for either the Company or such Person (with costs for the services of such investment bank to be paid by such Person), that the value of the securities offered as consideration in the offer for each share of Common Stock receiving such securities is, at the time of the expiration of the offer, equal to or greater than the cash offered as consideration in the offer for each share of Common Stock not receiving securities;

                           (2) after the consummation of such offer, such Person, alone or together with any of its Affiliates and Associates, owns at least 80% of the then outstanding shares of Common Stock;

                           (3) such offer must remain open for at least 120 days; provided, that (x) if there is any increase in the price of such offer, such offer must remain open for at least 20 Business Days after the last such increase, and (y) such offer must remain open for at least 20 Business Days after the date that any bona fide alternative offer is made which, in the opinion of one or more investment banking firms designated by the Company, provides for consideration per share in excess of that provided for in such offer; provided further, however, that such offer need not remain open, as a result of this clause (3), beyond (i) the time which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open under this clause (3), or (ii) the announcement prior to the then scheduled expiration date, of any other offer with respect to which the Board of Directors has agreed to redeem the Rights immediately prior to acceptance for payment of shares thereunder (unless such offer is terminated prior to its expiration without any shares having been purchased thereunder); and

                           (4) prior to or on the date such offer is commenced within the meaning of Rule 14d-2(a) of the Rules and Regulations under the Exchange Act, such Person makes an irrevocable written commitment to the Company and in the offer to purchase relating to the offer:

                                    (a) to consummate promptly upon completion
                           of such offer a transaction whereby all shares of Common Stock not purchased in such offer will be acquired at the same price per share paid pursuant to the offer, and otherwise not to purchase any shares of Common Stock following completion of the offer;

                                    (b) that such Person or group will not
                           materially amend such offer, except to increase the price offered; and

                                    (c) that neither such Person nor any of its
                           Affiliates or Associates will make any offer for any equity securities of the Company for six months after commencement of the original offer if the original offer does not result in the tender of the number of shares required to be purchased pursuant to clause (2) above, unless another tender offer for all outstanding shares of Common Stock is commenced (a) at a price per share in excess of that provided for in such original offer,
                           (b) on terms satisfying clauses (1) and (4) of this
                           Section 11(a)(ii) (in which event, any new offer by such Person or by any of its Affiliates or Associates must be at a price no less than that provided in such original offer) or (c) with the approval of the Board of Directors of the Company (in which event, any new offer by such Person or by any of its Affiliates or Associates must be at a price no less than that provided for in such approved offer), an offer meeting the requirements set forth above being referred to herein as a "Qualifying Offer"; provided, however, that if such Person shall have become an Interested Shareholder solely as a result of a reduction in the number of shares of Common Stock outstanding due to a repurchase of shares of Common Stock by the Company, then such Person shall not be deemed an Interested Shareholder and this Section 11(a)
                  (ii) shall not apply unless and until such Person shall purchase or otherwise become (as a result of actions taken by such Person or any of its Affiliates or Associates) the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock other than pursuant to a Qualifying Offer, then, promptly following the occurrence of such event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one two-hundredths of a share of Preferred Stock, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one two-hundredths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the "Purchase Price" for each Right and for all purposes of this Agreement) by 50% of the Current Market Price (determined pursuant to Section 11(d) hereof) per share of Common Stock on the date of such first occurrence (such number of shares, the "Adjustment Shares"). The Independent Directors shall be permitted, by action of a majority thereof, to shorten any time frame established pursuant to this Section 11(a)(ii).

         3.       AMENDMENT OF SECTION 13(d).

                  Section 13(d) of the Rights Agreement is amended by deleting such section in its entirety and substituting in lieu thereof the following:

                  (d) Notwithstanding anything in this Agreement to the contrary, Section 13 shall not be applicable to a transaction described in subparagraphs (x) and (y) of Section 13(a) hereof if (i) such transaction is consummated with a person or persons who acquired such shares of Common Stock pursuant to a Qualifying Offer (or a wholly owned subsidiary of any such Person or Persons), (ii) the price per share of Common Stock offered in such transaction is not less than the price per share of Common Stock paid to all holders of shares of Common Stock whose shares were purchased pursuant to such Qualifying Offer and
         (iii) the form of consideration being offered to the remaining holders of shares of Common Stock pursuant to such transaction is the same as the form of consideration paid pursuant to such Qualifying Offer. Upon consummation of any such transaction contemplated by this Section 13(d), all Rights hereunder shall expire."

         4.       EFFECTIVENESS.

         This Amendment No. 1 shall be deemed effective as of May 28, 1999 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         5.       MISCELLANEOUS.

         This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment No. 1 may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date and year first above written.

                                    VENATOR GROUP, INC.

                                    By: /s/ Gary M. Bahler
                                        ----------------------------------------
                                        Name: Gary M. Bahler
                                        Title: Senior Vice President,
                                               General Counsel and Secretary

                                    FIRST CHICAGO TRUST COMPANY OF NEW
                                    YORK, as Rights Agent


                                    By: /s/ Charles D. Keryc
                                        ----------------------------------------
                                        Name: Charles D. Keryc
                                        Title: Vice President